Exhibit 99.3

Non-GAAP Financial Measures

The United States Securities and Exchange Commission requires public companies, such as Energen Corporation (the Company), to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. After-tax Cash Flows and Adjusted Cash Flows from Operations Excluding Alabama Gas Corporation (Alagasco) are Non-GAAP financial measures. Energen believes after-tax cash flows are relevant because they are a measure of cash available to fund the Company’s capital expenditures, dividends, debt reduction, and other investments. Similarly, Adjusted Cash Flows from Operations Excluding Alagasco reflect comparable information specific to the Company’s non-regulated activities.

Reconciliation To GAAP Information

($ in millions)

	Years Ended 12/31
	2008 Actual	2009 Estimate (e)			2010 Estimate (e)
Net Income (GAAP)	322	248	—	262	288	—	317
Depreciation, depletion and amortization	188	238	—	238	266	—	266
Deferred income taxes, net	188	99	—	99	69	—	69

After-tax Cash Flows (Non-GAAP)	698	585	—	599	623	—	652
Changes in assets and liabilities and other adjustments	(130)	29	—	29	3	—	3

Net Cash Provided by Operating Activities (GAAP)	568	614	—	628	626	—	655

Reconciliation To GAAP Information
($ in millions)

	Years Ended 12/31
	2008 Actual	2009 Estimate (e)			2010 Estimate (e)
Net Cash Provided by Operating Activities (GAAP)	568	614	—	628	626	—	655
Changes in assets and liabilities and other adjustments	130	(29)	—	(29)	(3)	—	(3)

After-tax Cash Flow (Non-GAAP)	698	585	—	599	623	—	652
Less: AGC cash flows from operations and other	(133)	(124)		(124)	(78)	—	(78)

Adj. Cash Flows from Operations Excluding Alagasco (Non-GAAP)	565	461	—	475	545	—	574

(e)

This estimate is a “forward-looking statement” as defined by the Securities and Exchange Commission. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.